ROSS MILLER
SECRETARY OF STATE
204 NORTH CARSON STREET, SUITE 4
CARSON CITY, NEVADA 89701-4520
775-884-5708

FILED: OCTOBER 6, 2009

ARTICLES OF INCORPORATION

NAME OF CORPORATION
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WORLDWIDE TRANSPORTATION INC

RESIDENT AGENT
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AMERICAN CORPORATE ENTERPRISES, INC
123 WEST NYE LN, STE 129
CARSON CITY NEVADA 89706

SHARES
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Number of shares with par value:          200,000,000
Par value:                                                $         0.001

NAME AND ADDRESS OF BOARD OF DIRECTORS
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Name:                                WANWEN SU

Address:                      100 ZENG CHA ROAD, BAIYU DISTRICT, GUANGZHOU, CHINA

NAME, ADDRESS AND SIGNATURE OF INCORPORATOR
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Name:                                WANWEN SU

Address:                      100 ZENG CHA ROAD, BAIYU DISTRICT, GUANGZHOU, CHINA

Additional Provisions of the Articles of Incorporation of WORLDWIDE TRANSPORTATION INC.

ARTICLES OF INCORPORATION
OF
WORLDWIDE TRANSPORTATION INC.

FIRST.  The name of the Corporation shall be WORLDWIDE TRANSPORTATION INC.

SECOND.  The registered agent in the State of Nevada is:

AMERICAN CORPORATE ENTERPRISES, INC.
123 West Nye Ln, Ste 129
Carson City, Nevada 89706

THIRD.  The purpose for which this corporation is organized is to transact any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Nevada.

FOURTH.  The stock of the corporation is divided into two classes: (1) common stock in the amount of one hundred fifty million (150,000,000) shares having par value of $0.001 each, and (2) preferred stock in the amount of fifty million (50,000,000) shares having par value of $0.001 each. The Board of Directors shall have the authority, by resolution or resolutions, to divide the preferred stock into series, to establish and fix the distinguishing designation of each such series and the number of shares thereof (which number, by like action of the Board of Directors from time to time thereafter may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Nevada or as otherwise set forth in this article, to fix and determine the relative rights and preferences of the shares of each series so established prior to the issuance, thereof. There shall be no cumulative voting by shareholders.

FIFTH.  The Board of Directors shall have the authority, by resolution or resolutions at any time or from time to time after the Issuance Date to fix a record date for the effectuation of a forward or reverse split of the issued and outstanding shares of Common Stock.  In accordance with NRS 78.2055 shareholder approval shall not be required.  Also in accordance with NRS 78.207 the Corporation will not be required to reduce or increase its authorized shares in a corresponding ratio in the event of a reverse or forward split

SIXTH.  The Corporation, by action of its directors, and without action by its shareholders, may purchase its own shares in accordance with the provisions of Nevada Revised Statutes. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the Corporation, and at such prices as the directors shall from time to time determine.

SEVENTH.  No holder of shares of the Corporation of any class, as such, shall have any pre-emptive right to purchase or subscribe for shares of the Corporation, of any class, whether now or hereafter authorized.

EIGHTH.  The Board of Directors shall consist of no fewer than one member and no more than seven members. The initial Board of Directors will consist of:

Wanwen Su

The incorporator is:
Wanwen Su

NINTH.  No officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided in Section 78.037, Nevada Revised Statutes.

TENTH.  The corporation shall not issue any non-voting equity securities.

IN WITNESS WHEREOF, these Articles of Incorporation are hereby made effective October 2, 2009

/s/ Wanwen Su
Wanwen Su
Director and President